Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144189 on Form S-8 of Discover Financial Services of our report dated June 23, 2016 appearing in this Annual Report on Form 11-K of Discover Financial Services 401(k) Plan for the year ended December 31, 2015.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
June 23, 2016